As filed with the Securities and Exchange Commission on February 26, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CRYOLIFE, INC.

(Exact name of registrant as specified in its charter)

Florida	59-2417093
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1655 Roberts Boulevard, NW, Kennesaw, Georgia 30144

(Address of registrant’s Principal Executive Offices and Zip Code)

CRYOLIFE, INC. EQUITY AND CASH INCENTIVE PLAN

(Full title of the plan)

J. Patrick Mackin, President, Chief Executive Officer

and Chairman of the Board of Directors

CryoLife, Inc.

1655 Roberts Blvd, NW

Kennesaw, Georgia 30144

(770) 419-3355

(Name and address of agent for service;

Telephone number, including area code, of agent for service)

Copy to:

Jean F. Holloway, Esq.

Senior Vice President and General Counsel

CryoLife, Inc.

1655 Roberts Blvd, NW

Kennesaw, Georgia 30144

(770) 419-3355

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common stock, par value $0.01 per share (“Common Stock”)	1,900,000 shares	$28.18	$53,542,000.00	$6,489.29

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, (the “Securities Act”), this Form S-8 Registration Statement (the “Registration Statement”) also covers any additional shares of Common Stock that may become issuable under the CryoLife, Inc., Equity Cash and Incentive Plan, as amended from time to time (the “ECIP”), by reason of any share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of Common Stock of CryoLife, Inc., a Florida corporation (the “Registrant”).

(2)

CryoLife, Inc., (the “Registrant”) is filing this Registration Statement to register 1,900,000 shares of Common Stock that may be delivered with respect to awards under the ECIP, which shares consist of shares of Common Stock reserved and available for delivery with respect to awards under the ECIP. Such shares were added to the ECIP pursuant to an amendment to the ECIP previously approved by the Registrant’s Board of Directors and approved by the Registrant’s shareholders effective as of May 23, 2018.

(3)

The proposed maximum offering price per share and proposed maximum aggregate offering price for the shares of Common Stock registered hereunder have been estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457 (h) under the Securities Act based upon the average of the high and low prices for a share of Common Stock as reported on the New York Stock Exchange on February 19, 2019.

EXPLANATORY NOTE

On May 29, 2009, the Registrant filed a Registration Statement on Form S-8 (File No. 333-159608) with the U. S. Securities and Exchange Commission (the “Commission”) to register 2,000,000 shares of Common Stock for issuance pursuant to the CryoLife, Inc. 2009 Employee Stock Incentive Plan (the “Original Plan”). The Original Plan was amended and restated as the Amended and Restated CryoLife, Inc. 2009 Stock Incentive Plan (the “Amended and Restated Plan”) in 2012 to, among other things, increase the number shares of Common Stock available for issuance under such plan by 2,100,000 shares. On June 22, 2012, the Registrant filed a second Registration Statement on Form S-8 (File No. 333-182296) with the Commission to register such additional 2,100,000 shares of Common Stock for issuance under the Amended and Restated Plan. In 2014, the Amended and Restated Plan was further amended to add an additional 3,000,000 shares of Common Stock. On July 21, 2014, the Registrant filed a third Registration Statement on Form S-8 (File No. 333-197545) with the Commission to register such additional 3,000,000 shares of Common Stock for issuance under the Amended and Restated Plan. The Amended and Restated Plan was subsequently amended to, among other things, be titled as the CryoLife, Inc., Equity and Cash Incentive Plan (the “ECIP”). This Registration Statement registers an additional 1,900,000 shares of Common Stock for issuance under the ECIP. Accordingly and pursuant to General Instruction E to Form S-8, the contents of the Registration Statement on Form S-8 filed on May 29, 2009 (File No. 333-159608), the contents of the Registration Statement on Form S-8 filed on June 22, 2012 (File No. 333-182296), and the contents of the Registration Statement on Form S-8 filed on July 21, 2014 (File No. 333-197545) are incorporated by reference herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

The Registrant will send or give to all participants in the ECIP document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428, the Registrant has not filed such document(s) with the Commission, but such document(s) (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The Registrant shall maintain a file in accordance with the provisions of Rule 428(a)(2) of the Securities Act containing the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file. Requests should be directed to: CryoLife, Inc., 1655 Roberts Blvd, NW, Kennesaw, Georgia 30144, Attention General Counsel; telephone number (770) 419-3355.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, following documents have been filed by the Registrant with the Commission and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a)	The Registrant’s Annual Report on Form 10-K (File No. 001-13165) for its fiscal year ended December 31, 2018, filed with the Commission on February 26, 2019;

(b)	The Registrant’s Current Reports on Form 8-K (File No. 001-13165), filed with the Commission on February 14 , 2019 and February 26, 2019;

(c)

The audited consolidated financial statements of JOTEC and its subsidiaries included in Exhibit 99.1 of CryoLife’s Current Report on Form 8-K/A filed with the SEC on February 16, 2018 have been incorporated by reference in this prospectus in reliance on the report of KPMG AG Wirtschaftsprüfungsgesellschaft, an independent registered public accounting firm, and upon the authority of such firm; and

(d)

The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-13165), originally filed with the Commission on July 2, 1997, including any amendment or report filed for the purpose of updating such description, including without limitation the description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form S-3ASR filed on September 21, 2018 and the Registrant’s Amendment No. 1 to Form 8-A/A filed on November 3, 2005.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable

Item 5.	Interests of Named Experts and Counsel.

Not applicable

Item 6.	Indemnification of Directors and Officers.

As a corporation incorporated in the State of Florida, we are subject to the Florida Business Corporation Act, or the Florida Act. Section 607.0831 of the Florida Act provides that a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act regarding corporate management or policy unless (1) the director breached or failed to perform his or her duties as a director and (2) the director’s breach of, or failure to perform, those duties constitutes (a) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (b) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (c) a circumstance under which the liability provisions of Section 607.0834 are applicable, (d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct, or (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful.

Under Section 607.0850(1) of the Florida Act, a corporation has the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, has reasonable cause to believe that his or her conduct was unlawful.

Under Section 607.0850(2) of the Florida Act, a corporation has the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

In addition, under Section 607.0850(3) of the Florida Act, to the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any proceeding referred to in Sections 607.0850(1) or 607.0850(2) described above, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

Under Section 607.0850(7) of the Florida Act, the indemnification and advancement of expenses provided pursuant to Section 607.0850 of the Florida Act are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (c) in the case of a director, a circumstance under which the above liability provisions of Section 607.0834 are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Section 607.0850(12) also provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 607.0850.

Article VII of our Amended and Restated Articles of Incorporation requires that, if in the judgment of the majority of the entire Board of Directors (excluding from such majority any director under consideration for indemnification), the criteria set forth under Sections 607.0850(1) and (2) of the Florida Act have been met, then we shall indemnify our directors and officers in the manner and to the extent contemplated by Sections 607.0850(1) and (2) of the Florida Act.

Our Amended and Restated Bylaws similarly provide that, subject to limited exceptions, we must indemnify any of our directors or officers who is or was a party, or is threatened to be made a party, to any proceeding by reason of the fact that such person is or was a director or officer of us or is or was serving at the request of us as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Indemnification under our Amended and Restated Bylaws is available only if the person to be indemnified acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Additionally, our Amended and Restated Bylaws provide that expenses (including reasonable attorneys’ fees, paralegals’ fees and court costs) incurred by a director or officer in defending a proceeding to which indemnification applies shall be paid by us in advance of the final disposition thereof upon receipt by us of: (a) a representation by or on behalf of such director or officer that all actions taken by him or her which form the basis of the proceeding met the applicable standard of conduct set forth in our Amended and Restated Bylaws, as applicable; and (b) an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification by us pursuant to our Amended and Restated Bylaws.

Our Amended and Restated Bylaws also state that the rights to indemnification are binding contract rights which are binding on the registrant with respect to any conduct that takes place while the provision remains in place, even if the provision is later amended, and that the rights continue as to a person who has ceased to be an officer or director.

We have purchased insurance to insure (i) our directors and officers against damages from actions and claims incurred in the course of their duties, and (ii) us against expenses incurred in defending lawsuits arising from certain alleged acts of our directors and officers.

We have also entered into indemnification agreements with each of our directors and our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and three of our Senior Vice Presidents (“Indemnitees”). Pursuant to such agreements, we have agreed to indemnify the Indemnitees to the fullest extent permitted by the Florida Act. The agreements further provide that unless a determination has been made that an Indemnitee is not entitled to indemnification pursuant to such Indemnitee’s agreement, all reasonable expenses incurred by or on behalf of such Indemnitee will be advanced from time to time by us to the Indemnitee within twenty (20) days after our receipt of a written request for an advance of expenses by such Indemnitee, whether prior to or after final disposition of a proceeding. The Indemnitee must agree, at the time of such advance, to repay the amounts advanced if it is ultimately determined that such Indemnitee is not entitled to be indemnified under the terms of the agreement. Any advances made will be unsecured, and no interest will be charged on such advances.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The ECIP also provides that the committee administering the ECIP and all members thereof are entitled to, in good faith, rely or act upon any report or other information furnished to them by any officer or employee of the Registrant or any of its affiliates, or the Registrant’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the ECIP. Members of the committee and any officer or employee of the Registrant or any of its affiliates acting at the direction or on behalf of the committee shall not be personally liable for any action or determination taken or made in good faith with respect to the ECIP, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Registrant with respect to any such action or determination.

Item 7.	Exemption from Registration Claimed.

Not applicable

Item 8.	Exhibits.

Exhibit No.	Exhibit

4.1	Amended and Restated Articles of Incorporation of the Company. (Incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed November 23, 2015)(File No. 001-13165).

4.2	Amended and Restated Bylaws of the Company. (Incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed February 22, 2018)(File No. 001-13165).

4.3	Form of Certificate for the Company’s Common Stock. (Incorporated herein by reference to Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1997) (File No. 001-13165).

5.1*	Opinion of Greenberg Traurig, P.A.

23.1*	Consent of Greenberg Traurig, P.A. (included as part of Exhibit 5.1 hereto)

23.2*	Consent of Ernst & Young LLP

23.3*	Consent of KPMG AG Wirtschaftsprufungsgesellschaft

24.1*	Power of Attorney (included in the signature pages of this registration statement)

99.1	CryoLife, Inc. Equity and Cash Incentive Plan (Incorporated herein by reference to Exhibit 10.2a to Registrant’s Annual Report on Form 10-K filed February 26, 2019).

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennesaw, State of Georgia, on February 26, 2019.

CRYOLIFE, INC.

By:	/s/ J. Patrick Mackin
J. Patrick Mackin
President, Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Patrick Mackin and Jean F. Holloway and each of them acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

*****

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

PRINCIPAL EXECUTIVE, FINANCIAL & ACCOUNTING OFFICERS AND DIRECTORS:

Signature	Title	Date

/s/ J. Patrick Mackin J. Patrick Mackin	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	February 26, 2019

/s/ D. Ashley Lee D. Ashley Lee	Executive Vice President, Chief Operating Officer and Chief Financial Officer (Principal Financial Officer)	February 26, 2019

/s/ Amy D. Horton Amy D. Horton	Chief Accounting Officer (Principal Accounting Officer)	February 26, 2019

Signature	Title	Date

/s/ Thomas F. Ackerman Thomas F. Ackerman	Director	February 26, 2019

/s/ Daniel J. Bevevino Daniel J. Bevevino	Director	February 26, 2019

/s/ Marna P. Borgstrom Marna P. Borgstrom	Director	February 26, 2019

/s/ James W. Bullock James W. Bullock	Director	February 26, 2019

/s/ Jeffrey H. Burbank Jeffrey H. Burbank	Director	February 26, 2019

/s/ Ronald D. McCall, Esq. Ronald D. McCall, Esq.	Director	February 26, 2019

/s/ Harvey Morgan Harvey Morgan	Director	February 26, 2019

/s/ Jon W. Salveson Jon W. Salveson	Director	February 26, 2019